Exhibit 10.58

DAVID LOWRANCE

Transmitted via email to: via Brian Riley

Dear Dave,

Savara Inc. (“Savara” or “Company”) is extremely pleased to extend to you an offer of employment with our Company as Chief Financial Officer (CFO). This offer letter and the terms contained herein supersede all other communications verbal or written. Subject to your acceptance of the terms herein, we would expect that your employment with the Company start on November 1st, 2016 or as soon as reasonably practicable prior to that date. Your actual first date of employment will be referred to as “Start Date” hereafter.

As CFO, you will report directly to the CEO, and you will be charged with managing and leading all aspects of the financial operations and be an important member of the leadership team. Performance of the duties will require travel, as necessary, to vendors and international offices of Savara. Your responsibilities may be adjusted from time to time in line with your performance, and growth of the company.

As a valued Savara employee, you will receive a salary and other benefits specified below where Savara is your primary employer.

Salary: Upon the commencement of your employment and your completion of requisite compliance and payroll documents, you will receive an annual salary of $302,500 (before applicable withholding and taxes) to be paid in semimonthly installments on the Company’s regular paydays by direct deposit.

Annual Bonus: Currently, Savara has a cash based incentive plan (the “Bonus Award”) in place for executives and employees. You will be eligible for the Bonus Award which is currently targeted at 25% of your base salary beginning 2017. You may also be eligible for other cash or equity bonuses from time to time as determined by the CEO and Savara’s Board of Directors, at their sole discretion. You will also be eligible to participate in bonus programs related to non-dilutive/favorable financings (e.g. NIH) for activities initiated after your start date and where you are a significant contributor.

Grant of Stock Options: At your option, effective on your hire date, you will either be granted Incentive Stock Options to purchase 217,710 shares of Company common stock or restricted common stock, vesting quarterly over four years based on your continued employment with the Company, subject to Board of Directors approval and updated pricing via a 409(a) analysis.

The granting of any options will be governed by the Company’s Stock Option Plan and option agreement, which the Company will provide you if you choose to receive stock options. These documents will govern and control such options and any stock issued upon exercise of such options. These documents will contain a complete description of the option’s terms, but, to summarize, the exercise price of your options will be equal to the fair market value per share of Company’s Common Stock on the date of grant, as determined by Company’s Board of Directors. If you choose

Restricted Common Stock, you will be required to enter into a Restricted Stock Agreement governing your rights to the Restricted Stock. You will be eligible for additional equity incentives from time to time, based on performance, and as determined by the CEO and Savara’s Board of Directors, at their sole discretion.

Vacation: You will be eligible for the Company’s vacation/PTO plan and will be provided with three weeks of vacation time per calendar year (accumulating based on full-time employment). See Savara’s Employee Handbook for complete policies on vacation/PTO.

Health Care Plan and Other Benefits: You will be entitled to participate in the Company’s health care, vision and dental plans, 401K, short term and long term disability as well as holidays common to all employees as established by Savara policy. Note some programs require employment at Savara for up to three months prior to eligibility (401k) or be employed on January 1st (HSA contribution).

Travel and Other Expenses: You will be entitled to reimbursement of typical business expenses associated with pre-approved travel that are incurred in connection with the performance of your duties, against receipts or other appropriate written evidence of such expenditures as required by the appropriate United States Internal Revenue Service regulations and the Company’s standard policies and practices. In addition, you will be reimbursed for a Savara-approved cell phone plan and device, against receipts that are to be submitted monthly. See Company’s Employee Handbook for complete details. Savara will also reimburse you for reasonable Continuing Professional Education (CPE) and related costs (annual state fee, society dues). CPE programs, selected in consultation with the CEO, will be necessary to maintain your CPA license or improve your effectiveness as CFO.

Your employment relationship with Savara is on an at-will basis as governed by Texas law. That is, even after accepting this employment offer, you will have the right to resign at any time, and the Company will have the right to end your employment relationship with the Company for any reason, with or without cause, or for no reason subject to the below provisos. Of course we hope everything works out for the best, but the Company wants to make sure that you understand that nothing in this letter or in any Company policy or statement (including any other written or verbal statements made to you during negotiations about working at Savara) is intended to or does create anything but an at-will employment relationship. Only the Company’s CEO in collaboration with the Board of Directors may modify your at-will employment status, or guarantee that you will be employed for a specific period of time. Such modification must be in writing, signed by the CEO, and approved by the Board of Directors. If for any reason you are terminated by the Company without Cause (defined below), Savara will compensate you (1) three-months of your then current base salary less applicable taxes, (2) your portion of the Bonus Award, for attained goals established by the CEO as of the last day of employment, (3) reimbursement of any outstanding and reasonable business related expenses, and (4) any accrued base salary as of the Termination Date, (5) Bonus payment equal to the cost of three (3) months of health, vision, and dental benefits via State Continuation following the termination date, all upon execution of a release of any and all claims against the company. Also, Savara requires 30-day notice period should you decide to terminate your employment. The amount of compensation for termination without Cause will be reviewed by a compensation expert during the FY 2017 compensation planning and may be adjusted based on industry comparisons at the Board of Directors sole discretion.

For purposes of this letter, “Cause” shall mean: (i) your continued failure to substantially perform the duties and obligations of your position with Savara (other than any such failure resulting from your total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code); (ii) any act of personal dishonesty, fraud or misrepresentation taken by you which was intended to result in substantial gain or personal enrichment for you at the expense of Savara; (iii) your violation of a federal or state law or regulation applicable to Savara’s business which violation was or is reasonably likely to be injurious to Savara; (iv) your conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State; or (v) your breach of the terms of your agreement(s) with Savara relating to proprietary information and inventions assignment, including your PIIA.

In addition, you agree that you will not use in the performance of your duties, nor disclose to any Savara employee, any confidential information or trade secrets of any former employer or other person which would violate your legal obligations to those parties. Performance of your duties at Savara will only require information and knowledge which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by Savara.

For this offer to be effective, you will be required to agree to a background check, provide required documentation to support your identity and eligibility to work in the United States, execute the Company’s Proprietary Information and Inventions Agreement and Employee Handbook as amended in the form of the documents attached hereto. In addition, this offer of employment is contingent upon approval by the Board of Directors.

Upon execution, this letter, together with the Proprietary Information and Inventions Agreement contains the entire agreement among the parties relating to your proposed employment with the Company and supersedes any previous agreements, including consulting agreements, communications or offers of any kind, written or verbal, between the parties.

I have very much enjoyed speaking with you at length about this opportunity, and I am excited about you joining the Savara team. We all believe that you can make a significant contribution to the success of the Company and are eager to have you join us.

To signify your acceptance of this offer and the terms cited herein, please sign the letter below and return a copy to me along with the other employment documents described above.

With kind regards,

/s/ Robert Neville
Rob Neville
Date: September 30th, 2016

Accepted and agreed:

/s/ David Lowrance
David Lowrance
Date: September 29, 2016